Exhibit 10.1.2
IMPAX LABORATORIES, INC.
EXECUTIVE NON-QUALIFIED DEFERRED
COMPENSATION PLAN
WHEREAS, the Company has adopted The Impax Laboratories, Inc. Executive Non-Qualified Deferred Compensation Plan (the “Plan”), as fully amended restated, effective as of January 1, 2008; and
WHEREAS, the Company desires to amend the Plan to comply with section 409A of the Internal Revenue Code of 1986, as amended;
NOW, THEREFORE, effective as of January 1, 2009, the Plan is amended as follows:
1.	Section 2.14 is deleted in its entirety and replaced with the following:
“Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, and as otherwise defined in Treas. Reg. §1.409A-3(i)(3).”
2.	Section 3.5 is deleted in its entirety and replaced with the following:
“Change in Status. If the Committee determines, in its sole discretion, that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, or that Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with the Employee Retirement Income Security Act of 1974, as amended, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1.”

3.	Section 5.2(c)(ii) is deleted in its entirety and replaced with the following:
“Active – Those Participants who remain employed by the Company after December 31, 2007 shall file a Distribution Election which provides the time and form of payment for the Account; such changes shall be reflected by the establishment of various Accounts as provided for and limited by the terms of this Plan; provided, however, that any amount that would otherwise have been payable in the calendar year in which such Distribution Election is filed may not be payable pursuant to such Distribution Election after such calendar year, and any amount that would have otherwise been payable after the calendar year in which such Distribution Election is filed may not be payable pursuant to such Distribution Election in such calendar year. In the event the Participant does not submit such a form by December 31, 2007, the Employer shall be deemed to have submitted such a form indicating the amounts being established in the Retirement Account and providing for a three (3) year payout; provided, however, that any amount that would otherwise have been payable in a calendar year prior to 2008 may not be payable after such calendar year and any amount that would have otherwise been payable after 2007 may not be payable before 2008. Such Distribution Election, submitted by the Participant or deemed by the Employer, shall become irrevocable, except as herein provided, on December 31, 2007.”
ADOPTED this            day of                     , 2008.

IMPAX LABORATORIES, INC.

BY: